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Exhibit 99.1

Legal Proceedings

Ticketmaster Legal Proceedings

        In the ordinary course of business, Ticketmaster and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Ticketmaster does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations. For a discussion of litigation reserves, see "Management Overview—Results of Operations for the Years Ended December 31, 2007, 2006 and 2005—General and Administrative Expense."

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which Ticketmaster and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. However, the pending litigation matters described below could involve substantial amounts, which could have an adverse effect on Ticketmaster's business, financial condition and results of operations.

  UPS Consumer Class Action Litigation

        Curt Schlessinger et al. v. Ticketmaster, No. BC304565 (Superior Court, Los Angeles County). On October 21, 2003, a purported representative action was filed in California state court, challenging Ticketmaster's charges to online customers for UPS ticket delivery. The complaint alleged in essence that it is unlawful for Ticketmaster not to disclose on its website that the fee it charges to online customers to have their tickets delivered by UPS contains a profit component. The complaint asserted a claim for violation of Section 17200 of the California Business and Professions Code and sought restitution or disgorgement of the difference between (i) the total UPS delivery fees charged by Ticketmaster in connection with online ticket sales during the applicable statute of limitations period, and (ii) the amount Ticketmaster paid to UPS for that service.

        On December 31, 2004, the court denied Ticketmaster's motion for summary judgment. On April 1, 2005, the court denied the plaintiffs' motion for leave to amend their complaint to include UPS-delivery fees charged in connection with ticket orders placed by telephone. Citing Proposition 64, a California ballot initiative that outlawed so-called "representative" actions brought on behalf of the general public, the court ruled that since the named plaintiffs did not order their tickets by telephone, they lacked standing to assert a claim based on telephone ticket sales. The plaintiffs were granted leave to file an amended complaint that would survive application of Proposition 64.

        On August 31, 2005, the plaintiffs filed an amended class-action and representative-action complaint alleging (i) as before, that Ticketmaster's website disclosures in respect of its charges for UPS ticket delivery violate Section 17200 of the California Business and Professions Code, and (ii) for the first time, that Ticketmaster's website disclosures in respect of its ticket order-processing fees constitute false advertising in violation of Section 17500 of the California Business and Professions Code. On this latter claim, the amended complaint seeks restitution or disgorgement of the entire amount of order-processing fees charged by Ticketmaster during the applicable statute of limitations period.

        On September 1, 2005, in light of the newly pleaded claim based upon order-processing fees, Ticketmaster removed the case to federal court pursuant to the recently enacted federal Class Action

Fairness Act. See Curt Schlessinger et al. v. Ticketmaster, No. 05-CV-6515 (U.S. District Court, Central District of California). On October 3, 2005, the plaintiffs filed a motion to remand the case to state court, which Ticketmaster opposed. On March 23, 2006, the federal district court issued an order granting the plaintiffs' motion to remand the case to state court. On April 4, 2006, Ticketmaster filed a petition for leave to appeal the district court's order to the United States Court of Appeals for the Ninth Circuit, which the plaintiffs opposed. On May 25, 2006, the federal court of appeals issued an order denying Ticketmaster's petition; as a result, the case was remanded to state court.

        On August 14, 2006, the plaintiffs filed a motion for class certification, which Ticketmaster opposed. On September 25, 2006, Ticketmaster filed a motion for judgment on the pleadings, which the plaintiffs opposed. On November 21, 2006, Ticketmaster requested that the court stay the case pending the California Supreme Court's decisions in two cases (In re Tobacco II Cases, 142 Cal. App. 4th 891, and Pfizer Inc. v. Superior Court (Galfano), 141 Cal. App. 4th 290) that present issues concerning the interpretation of Proposition 64 that are directly pertinent to both of the pending motions. The plaintiffs opposed Ticketmaster's request. On November 29, 2006, the court ordered that the case be stayed pending the California Supreme Court's ruling on the two cases referenced above.

        On July 11, 2007, the court lifted its stay of the action for the limited purpose of allowing the plaintiffs to proceed with their motion for class certification. The parties thereafter submitted supplemental briefing in support of their respective positions and argued the motion at a September 20 hearing. On December 19, 2007, the court issued an order denying the plaintiffs' motion for class certification without prejudice. The court also issued an order staying the action for an additional 180 days or until the California Supreme Court issues a ruling in the Tobacco II and Pfizer appeals.

        Ticketmaster believes that the claims in this putative class action lack merit and will continue to defend itself vigorously.

  Securities Class Action Litigation

        In re Ticketmaster Online-CitySearch, Inc. Initial Public Offering Securities Litigation, Case No. 01 Civ. 10822 (S.D.N.Y.). On November 30, 2001, a purported securities class action was filed against Ticketmaster and other defendants in the U.S. District Court for the Southern District of New York. Plaintiff's suit was brought on behalf of purchasers of Ticketmaster common stock during the period from the date of its initial public offering through December 6, 2000, and alleged violations by Ticketmaster of Section 10(b) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933. Plaintiff alleged that Ticketmaster failed to disclose that its underwriters were to receive undisclosed and excessive compensation and had agreed to allocate shares in the IPO to customers in exchange for agreements to purchase shares in the aftermarket at pre-determined prices. This action was later consolidated with hundreds of similar actions against issuers and underwriters in the U.S. District Court for the Southern District of New York in In re Initial Public Offering Securities Litigation, No. 21 MC 92 (S.D.N.Y.). On February 19, 2003, the court granted a motion to dismiss the Section 10(b) claim against Ticketmaster, but denied the motion as to the Section 11 claim against Ticketmaster.

        On October 13, 2004, the district court granted a motion for class certification in the six so-called class certification "focus" cases in the consolidated litigation. (Ticketmaster is not a party in any of these focus cases.) On December 5, 2006, the U.S. Court of Appeals for the Second Circuit reversed the trial court's decision. On August 14, 2007, plaintiffs filed amended complaints containing new class definitions in the six class certification focus cases. On September 27, 2007, plaintiffs moved for certification of the classes in these cases. On November 13, 2007, the issuer defendants filed a motion to dismiss the amended complaints in the focus cases. On March 26, 2008, the district court granted this motion in part and denied it in part. Accordingly, this action remains pending against Ticketmaster.

        On June 10, 2004, plaintiffs and the issuer and individual defendants in the consolidated litigation had submitted to the district court for approval a proposed settlement that had previously been approved by various insurers of the issuer defendants. Approval of the proposed settlement would have resulted in the dismissal of all claims against Ticketmaster with no material impact on the company. However, in the wake of the appellate reversal of the district court's class-certification order, the proposed settlement was withdrawn on June 25, 2007.

        Ticketmaster believes the claims in this putative class action lack merit and will continue to defend itself vigorously.

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  Exhibit 99.1
Legal Proceedings